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                                                                   EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-3 of Watson Wyatt & Company Holdings of our report dated August 4, 2000, except for Note 1 "Earnings per Share" and Note 13, as to which the date is March 7, 2001, relating to the financial statements and financial statement schedule of Watson Wyatt & Company, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP

Washington, D.C.
June 20, 2001